Exhibit 28(h)(xiv)
EXTENSION OF FEE WAIVER AGREEMENT
     This agreement is entered into as of the 24th day of November, 2010, between the Asset Management Group of Bank of Hawaii (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf of its series Pacific Capital Tax-Free Securities Fund and Pacific Capital Tax-Free Short Intermediate Securities Fund (each, a “Fund” and collectively, the “Funds”).
     WHEREAS, pursuant to a Fee Waiver Agreement entered into as of the 25th day of June, 2010 (the “Agreement”), the Adviser waived the entire amount of its advisory fee with respect to each Fund, the amount of which is set forth in Schedule B to the Investment Advisory Agreement between the Adviser and the Trust on behalf of each Fund, dated June 25, 2010 (the “Contractual Advisory Fee”); and
     WHEREAS, the Agreement provides that the parties may extend, modify, renew, or revise the Agreement by mutual written agreement; and
     WHEREAS, the Adviser wishes to extend the term of the Agreement to November 30, 2012.
     NOW, THEREFORE, the parties agree as follows:
     Fee Reduction. The Adviser agrees to waive the entire amount of the Contractual Advisory Fee.
     Term. The waiver of the Contractual Advisory Fee contemplated in this Agreement shall be effective from the date hereof through November 30, 2012 (the “Term”). The parties may extend, modify, renew, or revise this Agreement by mutual written agreement; provided, however, that the Adviser may not terminate this Agreement before the end of the Term without the consent of the Board of Trustees of the Trust.
     Counterparts. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Executed as of the date first set forth above.

Asset Management Group of Bank of Hawaii

By:	/s/ Stephen K. Rodgers
Name:	Stephen K. Rodgers
Title:	Senior Vice President

FundVantage Trust, on behalf of the Funds

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President